As filed with the Securities and Exchange Commission on November 20, 1998
                                                          File No. 333-_______

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                V-ONE Corporation
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


                Delaware                                  52-1953278
------------------------------------------       ------------------------------
(State or other jurisdiction of incorporation    (I.R.S. Employer
or organization)                                  Identification No.)

            20250 Century Boulevard, Suite 300, Germantown, MD 20874
                                 (301) 515-5200
          -------------------------------------------------------------
    (Address,     including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Charles B. Griffis
                Senior Vice President and Chief Financial Officer
                                V-ONE Corporation
                             20250 Century Boulevard
                                    Suite 300
                              Germantown, MD 20874
                                 (301) 515-5243
       -------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Cary J. Meer, Esq.
                            Richard A. Gashler, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                            Washington, DC 20036-1800

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                      \ \

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                      \X\

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                           / /

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                       Proposed
 Title of Each Class                   Maximum        Proposed      Amount of
 of Securities To Be    Amount To      Offering        Maximum     Registration
     Registered       Be Registered   Price Per       Aggregate       Fee(1)
                                       Share(1)       Offering
                                                      Price(1)
--------------------------------------------------------------------------------
Common Stock, $.001      489,441      $ 2.9535     $1,445,563.90     $ 401.87
par value per share (2)
--------------------------------------------------------------------------------
Common Stock, $.001        5,000      $ 2.9535     $   14,767.50     $   4.11
par value per share (3)
--------------------------------------------------------------------------------
Total                    494,441      $ 2.9535     $1,460,331.40     $ 405.98
--------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock of V-ONE Corporation ("Common Stock") on the Nasdaq National Market on November 16, 1998. Registration fee is calculated pursuant to Rule 457(c).

(2) Includes shares of Common Stock issuable in connection with warrants to purchase Common Stock granted to Advantage Fund II Ltd. Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of these warrants (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (b) by reason of reductions in the exercise price of the warrants in accordance with the terms thereof.

(3)     Includes 5,000 shares of Common Stock held by Golden Eagle Partners

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS

SUBJECT TO COMPLETION, NOVEMBER 20, 1998

                                 494,441 SHARES

                                V-ONE CORPORATION

                                  COMMON STOCK

      The 494,441 shares of common stock of V-ONE Corporation, $0.001 par value per share, offered through this Prospectus will be sold by certain current shareholders of V-ONE. The shareholders selling shares of common stock pursuant to this offering are Advantage Fund II Ltd. and Golden Eagle Partners. The selling shareholders own their shares either directly or indirectly in the form of warrants to purchase shares of common stock. In some instances, the shares offered pursuant to this Prospectus may be sold by the pledgees, donees or transferees of or other successors in interest to the selling shareholders.

      None of the proceeds from this offering will be received by V-ONE. However, a warrantholder may choose to exercise warrants to purchase common stock in order to sell such common stock pursuant to this offering. If a warrantholder pays the exercise price for warrants to purchase common stock with cash instead of shares of common stock, V-ONE will receive cash proceeds from the exercise of such warrants.

      V-ONE will pay substantially all of the expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling shareholders.

      The sale of shares offered through this Prospectus may be effected by the selling shareholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale. The shares may be sold at fixed prices that may change, at prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices.

      V-ONE's common stock is currently listed on the Nasdaq National Market under the trading symbol "VONE." On November 18, 1998, the last reported sale price for the common stock of V-ONE on the Nasdaq National Market was $2.875 per share.

      V-ONE's   principal   executive  offices  are  located  at  20250  Century
Boulevard,  Suite 300,  Germantown,  Maryland 20874. V-ONE's telephone number is
(301) 515-5200.

      POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    ______________, 1998

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. THE SELLING SHAREHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                      V-ONE

      V-ONE develops, markets, and licenses a comprehensive suite of network security products that enables organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. V-ONE's suite of products address network user authentication, perimeter security, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. V-ONE's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. V-ONE's products have been designed with an open and flexible architecture to allow for enhanced application functionality and to support future network security standards. In addition, V-ONE's products enable organizations to deploy and scale their solutions from small, single-site networks to large, multi-site environments.

      V-ONE was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, V-ONE changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation.".

                                  RISK FACTORS

      V-ONE operates in a rapidly changing environment that involves numerous risks, some of which are beyond V-ONE's control. The following discussion highlights some of the risks V-ONE faces. This Prospectus contains "forward-looking statements." Such statements involve known and unknown risks and uncertainties that could cause V-ONE's actual performance or achievements to differ from any future performance or achievements expressed or implied by such statements. Readers should carefully consider the following Risk Factors before purchasing common stock of V-ONE. Readers are also referred to the documents filed by V-ONE with the SEC, specifically V-ONE's Form 10-K for its most recent fiscal year, which identifies important risk factors for V-ONE.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT

      V-ONE was founded in February 1993 and introduced its first product in December 1994. Accordingly, V-ONE did not generate any significant revenues until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGate client/server system. Revenues for 1995, 1996 and 1997 were approximately $1,104,000, $6,266,000 and $9,403,000, respectively, and for the nine months ended September 30, 1998 were approximately $8,305,000.

      Net losses for 1995, 1996 and 1997 were approximately $1,122,000, $6,696,000 and $9,998,000, respectively, and for the nine months ended September 30, 1998 were approximately $3,329,000.

      V-ONE's growth in recent periods may not be an accurate indication of future results of operations in light of V-ONE's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and V-ONE's products in particular.

      As of September 30, 1998, V-ONE had an accumulated deficit of approximately $21,668,000. V-ONE currently expects to incur additional net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts. The Company may need to raise additional capital through other financing activities in the short-term to finance its ongoing operations.

      Because of V-ONE's limited operating history, V-ONE may not achieve or sustain profitability or significant revenues. To address these risks, V-ONE must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. V-ONE may be unable successfully to address these risks and the failure to do so could have a material adverse effect on V-ONE's business, financial condition, results of operations and cash flows.

DEPENDENCE ON KEY PERSONNEL

      V-ONE's success depends, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have only recently joined V-ONE. There is intense competition in the software security industry to hire and retain qualified personnel. V-ONE is actively searching for additional qualified personnel. V-ONE's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely effect V-ONE's results of operations and product development efforts.

      V-ONE has entered into employment agreements with Mr. Wang, as well as with David D. Dawson, its Chairman of the Board, President and Chief Executive Officer, Charles B. Griffis, its Senior Vice President and Chief Financial Officer, and Robert F. Kelley, its Vice President of Engineering, that provide for fixed terms of employment. However, V-ONE has not historically provided such types of employment agreements to its other employees, including its other executive officers. This may adversely impact V-ONE's ability to attract and retain the necessary technical, management and other key personnel.

MANAGEMENT OF GROWTH

      V-ONE has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management and added pressure on V-ONE's operating and financial systems. As of September 30, 1998, V-ONE had 81 employees, as compared to 83, 77, 34 and 7 employees on January 1, 1998, 1997, 1996 and 1995, respectively.

      To manage growth effectively, V-ONE needs to continue to improve its operational, financial and management information systems and to hire, train, motivate and manage a growing number of employees. Competition is intense for qualified technical, marketing and management personnel. V-ONE may be unable to achieve or manage any future growth. Its failure to do so could delay V-ONE's product development cycles and marketing efforts.

      V-ONE is not currently involved in negotiations for any acquisitions. However, V-ONE may undertake acquisitions in the future. Any such transaction would place additional strains upon V-ONE's management.

ANTICIPATED FLUCTUATIONS IN QUARTERLY RESULTS

      As a result of V-ONE's limited operating history, V-ONE does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, V-ONE's expense levels are based in part on its expectations as to future revenues.

      V-ONE's quarterly sales and operating results generally depend on the number of orders received within the quarter, and V-ONE's ability to fill these orders. Forecasts of orders are not always accurate. V-ONE may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for V-ONE's products in relation to V-ONE's expectations could adversely effect V-ONE.

      V-ONE expects to experience significant fluctuations in future quarterly operating results. This may be caused by a number of factors, such as:

o the pricing and mix of products and services sold,

o the  introduction  of new products by V-ONE and its  competitors,

o the timing of orders and the shipment of products,

o market acceptance of V-ONE's products,

o the ability of V-ONE's direct sales force and resellers to market its products successfully,

o the mix of  distribution  channels  used, and

o other factors that may be beyond V-ONE's control.

As a result, comparisons of quarterly operating results may not be meaningful and should not be relied upon as they may not reflect V-ONE's future performance. It is likely that in some future quarters V-ONE's operating results will be below the expectations of public market analysts and investors. In such event, the price of V-ONE's Common Stock would likely be adversely effected.

DEPENDENCE ON THE INTERNET AND INTRANETS

      V-ONE's success depends substantially upon the market acceptance of the Internet and intranets as mediums for commerce and communication. Although V-ONE believes that its software security products will facilitate commerce and communication over the Internet and intranets, commerce and communication over the Internet and intranets may not expand and V-ONE's products may not be adopted for security purposes.

      The Internet also may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products and services. If the Internet and intranets do not develop as mediums of commerce and communication or the Internet does not develop as a viable commercial marketplace, V-ONE's business, financial condition and results of operations may be adversely effected.

RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET

      The market for V-ONE's products is in an early stage of development. The rapid development of Internet and intranet computing has increased the ability of users to access proprietary information and resources and has recently increased demand for network security products. Because the market for network security products is only beginning to develop. It is difficult to assess the size of the market, the product features desired by the market, the best price structure for V-ONE's products, the best distribution strategy and the competitive environment that will develop in this market.

      The demand for V-ONE's products could decline as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors beyond V-ONE's control. Any such decline would adversely effect V-ONE.

DEPENDENCE ON PRINCIPAL PRODUCTS; UNCERTAINTY OF PRODUCT ACCEPTANCE

      V-ONE currently generates most of its revenues from its SmartWall and SmartGate products. SmartWall and SmartGate have met with a favorable degree of market acceptance since sales of SmartWall commenced in the first quarter of 1995 and since SmartGate was introduced in the fourth quarter of 1995. However, SmartWall or SmartGate may not continue to be accepted in the future. In addition, any or all of V-ONE's other current or future products could fail to win market acceptance.

      V-ONE's success depends, in part, on V-ONE's ability to design, develop and introduce new products, services and enhancements on a timely basis to meet changing customer needs, technological developments and evolving industry standards.

INTELLECTUAL PROPERTY RIGHTS; INFRINGEMENT CLAIMS

      V-ONE relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect the rights of V-ONE and the companies from which V-ONE licenses technology. In addition, others may independently develop similar technologies or duplicate any technology developed by V-ONE.

      Prosecution of patent applications and any other patent applications may require the expenditure of substantial resources. For example, the issuance of a patent may require 24 months or longer. During this period, V-ONE's technology may become obsolete. Pending or future patent applications may not be granted, future patents may be challenged, invalidated or circumvented and the rights granted may not provide competitive advantages to V-ONE.

      V-ONE currently holds patents on its Wallet Technology, its SmartGate technology, its Smartcard Technology, and its On-Line Registration technology.

      V-ONE currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent applications. This protection may not be granted. Even if it is granted, it may not adequately protect the covered technology.

      V-ONE's success also depends on its software technology and technology licensed from others. V-ONE's trade secrets, license agreements and non-disclosure agreements may not provide appropriate protection for V-ONE's technology or the technology it licenses from others. Further, V-ONE relies on license agreements that are not signed by the end user to license V-ONE's products. These license agreements may be unenforceable under the laws of certain jurisdictions.

      Further, V-ONE may be subject to additional risk as V-ONE enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of V-ONE's rights may be ineffective in foreign markets and technology developed by V-ONE may not be protectable in foreign jurisdictions.

      V-ONE believes that, due to the rapid pace of technological innovation for network security products, V-ONE's ability to establish and maintain a position of technology leadership in the industry depends more on the skills of its development personnel than upon legal protections afforded its existing or future technology.

      As the number of security products in the industry increases and the functionality of these products overlap, software developers may become subject to infringement claims. Third parties may in the future assert infringement claims against V-ONE with respect to current or future products. V-ONE also may desire or be required to obtain licenses from others. Failure to obtain those licenses could adversely effect V-ONE's ability to market its software security products. However, V-ONE may be unable to obtain these licenses on commercially reasonable terms, if at all. In addition, the patents underlying such licenses may not be valid or enforceable and the proprietary nature of the unpatented technology underlying such licenses may not remain proprietary.

      Any claims or litigation could be costly and could result in a diversion of management's attention. Adverse determinations in such claims or litigation could also adversely effect V-ONE.

RISK OF ERRORS OR FAILURES; PRODUCT LIABILITY RISKS

      The complex nature of V-ONE's software products can make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays and lost revenues during the correction process. In addition, technology licensed by V-ONE for use in its products may contain errors that adversely effect such products. Despite testing by V-ONE and current and prospective customers, errors may still be discovered in new products or releases after commencement of commercial shipments. This might result in delay, adverse publicity, loss of market acceptance and claims against V-ONE.

      A malfunction or the inadequate design of V-ONE's products could result in tort or warranty claims. V-ONE generally attempts to reduce the risk of such losses to itself and to the companies from which V-ONE licenses technology through warranty disclaimers and liability limitation clauses in its license agreements. V-ONE may not have obtained adequate contractual protection in all instances or where otherwise required under agreements V-ONE has entered into with others. In addition, these measures may not be effective in limiting V-ONE's liability to end users and to the companies from which V-ONE licenses technology.

      V-ONE currently has product liability insurance. However, V-ONE's insurance coverage may not be adequate and any product liability claim against V-ONE for damages resulting from security breaches could be substantial. In addition, a well-publicized actual or perceived security breach could adversely effect the market's perception of security products in general or V-ONE's products in particular. This could result in a decline in demand for V-ONE's products.

CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS; RISK OF NEW PRODUCT INTRODUCTION

      The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose V-ONE's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products.

      V-ONE may be unable to counter challenges to its current products. V-ONE's future products may not keep pace with technological changes implemented by competitors or persons seeking to breach network security. Its products may not satisfy evolving consumer preferences and V-ONE may not be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and improve current products in a timely fashion could adversely effect V-ONE.

RISK OF DEFECTS AND DEVELOPMENT DELAYS

      V-ONE may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, V-ONE's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes.

      Changes in product specifications may delay completion of documentation, packaging or testing. This may, in turn, affect the release schedule of the product.

      When developing complex software products, the technology market may shift during the development cycle, requiring V-ONE either to enhance or change a product's specifications to meet a customer's changing needs. All of these factors may cause a product to enter the market behind schedule, which may adversely effect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

EVOLVING DISTRIBUTION CHANNELS

      V-ONE relies on its direct sales force and its channel distribution strategy for the sale and marketing of its products. V-ONE continues to add to its internal sales and marketing staff in order to increase sales through its channel distribution strategy. The cost of such expansion may exceed the revenues generated, and V-ONE's sales and marketing organization may be unable to successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors.

      V-ONE's distribution strategy involves the development of relationships with resellers and international distributors to enable V-ONE to achieve broad market penetration. V-ONE continues to expand its reseller distribution channel. However, V-ONE may be unable to continue to attract integrators and resellers that will be able to market V-ONE's products effectively and that will be qualified to provide timely and cost-effective customer support and service.

      V-ONE ships products to distributors, integrators and resellers on receipt of a purchase-order, and its distributors, integrators and resellers generally carry competing product lines. Current distributors, integrators and resellers may not continue to represent V-ONE's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could adversely effect V-ONE.

      Due to certain worldwide economic factors, V-ONE may from time to time experience difficulty in collecting its receivables on a timely basis. If collection is not probable at the time V-ONE ships its product, as determined by management, V-ONE defers the revenue. V-ONE continues to focus on the collection of its receivables on a timely basis. However, if V-ONE is unable to collect its receivables on a timely basis, it could have an adverse effect on V-ONE's financial condition, results of operations and cashflows.

INTERNATIONAL SALES

      V-ONE has increased its presence in overseas markets by expanding international distribution relationships for its products, including SmartWall and SmartGate. V-ONE may not be successful in expanding its relationships with international distributors or in gaining commercial acceptance of its products abroad.

      As V-ONE expands international sales, currency fluctuations could make its products less competitive in foreign markets and contribute to fluctuations in V-ONE's operating results. Political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable also pose risks to the development of international marketing efforts. Moreover, the laws of certain countries, or the enforcement thereof, may not protect V-ONE's products and intellectual property rights to the same extent as the laws of the United States. These factors may adversely effect V-ONE.

LONG SALES CYCLE; SEASONALITY

      Sales of V-ONE's products generally involve a significant commitment of capital by its customers. For sales by V-ONE's sales force directly to end users, V-ONE often permits customers to evaluate products being considered for license, generally for a period of up to 30 days. For these and other reasons, the sales cycle associated with V-ONE's products is likely to be lengthy and subject to a number of significant risks over which V-ONE has little or no control. As a result, V-ONE believes that its quarterly results are likely to vary significantly in the future.

      V-ONE may be required to ship products shortly after it receives orders. Consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period.

      V-ONE plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, V-ONE's financial condition, results of operations and cash flows could be adversely effected. In addition, V-ONE may experience significant seasonality in its business, and V-ONE's financial condition and results of operations may be effected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. V-ONE believes that revenues may tend to be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on V-ONE's commercial customers and the tendency of certain of its existing and prospective customers to implement changes in computer or network security prior to the end of the calendar year.

DEPENDENCE ON A FEW CUSTOMERS

      V-ONE tends to have a few large customers rather than many small customers. Approximately 34% of 1997 sales were to two customers, Internet Solutions and Government Technology Services, Inc. A change in the financial condition of a key customer, or the termination of its contractual arrangements with a key customer, could adversely affect V-ONE.

RISK OF SALES TO GOVERNMENTS

      In 1995, V-ONE derived a substantial portion of its revenue from the sale of SmartWall to departments and agencies of the U.S. government and government contractors. In 1996, V-ONE's revenues were attributable, in part, to a contract with the National Security Agency. In 1997, approximately one-third of V-ONE's total sales were attributable to contracts with various agencies and departments of the United States government and of state and local governments. This proportionate relationship has continued through September 30, 1998.

      No government agency or department has an obligation to purchase products from V-ONE in the future. Accordingly, V-ONE believes that future government contracts and orders for its network security products will in part depend on the continued favorable reaction of government agencies and departments to the development capabilities of V-ONE and the reliability and perceived reliability of its products.

      V-ONE may be unable to sell its products to government departments and agencies and government contractors and such sales, if any, may not result in commercial acceptance of V-ONE's products. In addition, reductions or delays in funds available for projects V-ONE is performing or to purchase its products could adversely impact V-ONE's government contracts business.

      Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. V-ONE is also exposed to the risk of increased or unexpected costs, causing losses or reduced profits, under government and certain third-party contracts. Any of the foregoing events could adversely effect V-ONE.

EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS

      V-ONE currently sells its products abroad and intends to continue to expand its relationships with international distributors. V-ONE's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, V-ONE's information security products are subject to the export restrictions administered by the U.S. Department of Commerce. These restrictions, in the case of some products, permit the export of encryption products only with a specific export license.

      These export laws also prohibit the export of encryption products to a number of countries, individuals and entities and may restrict exports of some products to a narrow range of end-users. In certain foreign countries, V-ONE's distributors are required to secure licenses or formal permission before encryption products can be imported.

      V-ONE has obtained a license exception to export strong encryption from the U. S. Department of Commerce on a worldwide basis (exception to the seven terrorist countries) as long as the end user agrees to use the KRAKit(TM) session key recreation capability. Foreign competitors that face less stringent controls on their products may be able to compete more effectively than V-ONE in the global network security market.

MARKET VOLATILITY

      The market price of V-ONE's Common Stock has been and is expected to continue to be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by V-ONE or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly effected the market prices of equity securities of many technology companies. This volatility has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely effect the market price of V-ONE's Common Stock.

LACK OF DIVIDENDS

      V-ONE has never declared or paid cash dividends on its Common Stock. V-ONE intends to continue to retain earnings to finance growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any payment of cash dividends on shares of Common Stock in the future will depend on V-ONE's financial condition, capital requirements, earnings, restrictions under loan agreements, and other factors V-ONE's Board of Directors may consider appropriate.

YEAR 2000 ISSUE

      The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs that have been written using six digits (E.G., 12/31/99), rather than eight (E.G., 12/31/1999), to define the applicable year of business transactions.

      V-ONE has completed the identification and assessment of most of its IT systems, and those systems have been modified by the suppliers of those systems to V-ONE to address Year 2000 problems. In addition to its internal systems, V-ONE has begun to assess the level of Year 2000 problems associated with its suppliers of software incorporated or bundled with its products, other suppliers, customers and creditors. V-ONE has also started its identification and assessment of its non-IT systems, which include its telephone systems, heating and air-conditioning, elevators, and other business equipment.

      V-ONE's own software products are Year 2000 compliant.

      V-ONE's costs to date for its Year 2000 compliance program, excluding the salaries of its employees, has not been material. In fact, most of V-ONE's IT systems have been modified by the suppliers of those systems and such modifications were included as part of normal upgrades of those systems. Although V-ONE has not completed its assessment, it does not currently believe that the future costs associated with its remaining IT systems or its non-IT systems will be material.

      V-ONE cannot determine currently its most likely worst case Year 2000 scenario, as it has not identified and assessed all of its systems, particularly its non-IT systems. As V-ONE completes its identification and assessment of internal and third party systems, it expects to develop contingency plans for various worst-case scenarios. V-ONE expects to complete such contingency planning by September 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on V-ONE's business, financial condition, results of operations or cash flows.

EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

      Certain provisions of V-ONE's Amended Certificate of Incorporation and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving V-ONE. Among other things, these provisions include a classified board, prohibitions on removing directors except for cause, and other requirements.


                       WHERE YOU CAN FIND MORE INFORMATION

      A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended ("Securities Act"), relating to the securities offered hereby has been filed by V-ONE with the Securities and Exchange Commission ("SEC") in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Certain financial and other information relating to V-ONE is contained in the documents indicated below under "Incorporation of Certain Documents by Reference." This information is not presented in this Prospectus or delivered with it. For further information with respect to V-ONE and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules.

      Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference.

      A copy of the Registration Statement may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      V-ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Accordingly, V-ONE files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning V-ONE may be inspected or copied at the Public Reference facilities at the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such documents can be obtained at the Public Reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to V-ONE on the SEC's Worldwide Web page (http://www.sec.gov).

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by V-ONE with the SEC, are incorporated in this Prospectus by reference:

      (1)   V-ONE's  Annual Report on Form 10-K for the year ended  December 31,
            1997;

      (2) V-ONE's Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

      (3) V-ONE's Quarterly Report on Form 10-Q for the six months ended June 30, 1998;

      (4) V-ONE's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998;

      (5)   V-ONE's Current Report on Form 8-K filed May 14, 1998;

      (6)   V-ONE's Current Report on Form 8-K filed September 25, 1998;

      (7)   V-ONE'S Current Report on Form 8-K filed November 9, 1998; and

      (8) The description of V-ONE's common stock, $0.001 par value per share ("Common Stock") contained in V-ONE's Registration Statement on Form 8-A filed on October 9, 1996, pursuant to Section 12(g) of the Exchange Act.

      All reports and other documents subsequently filed by V-ONE pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in the Registration Statement containing this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded is not deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      V-ONE will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated in this Prospectus by reference. Exhibits to such documents will not be provided (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to: V-ONE Corporation, 20250 Century Boulevard, Germantown, Maryland 20874, attention: Charles B. Griffis, Senior Vice President and Chief Financial Officer. Mr. Griffis' telephone number is (301) 515-5243.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the shareholders selling shares of Common Stock in this offering ("Selling Stockholders"), the number of shares of Common Stock beneficially owned by each Selling Stockholder as of November 20, 1998 and the number of shares of Common Stock that may be offered for sale pursuant to this Prospectus by each such Selling Stockholder ("Shares"). Except as set forth below, none of the Selling Stockholders has held any position, office or other material relationship with V-ONE or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of Common Stock.

      The Shares may be offered from time to time by the Selling Stockholders named below. However, the Selling Stockholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately pursuant to the Registration Statement of which this Prospectus forms a part. Because the Selling Stockholders may sell all or part of their Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby. Certain of the Shares are issuable upon exercise of warrants issued to Advantage Fund II Ltd. ("Advantage").

      Pursuant to Rule 416 under the Securities Act, Advantage may also offer and sell an indeterminate number of additional shares of Common Stock that may become issuable upon exercise of warrants (described below) as a result of anti-dilution provisions contained in the warrants. These additional shares are not included in the following table.



                                                                    Common Stock Beneficially
                                                                     OWNED AFTER OFFERING (1)
                         Shares of Common Stock
Name of Selling          Beneficially Owned Prior   Common Stock                  Percent of
Stockholder                   to Offering           Offered Hereby    Number      Outstanding

---------------------------------------------------------------------------------------------
Advantage Fund II Ltd.      696,768(2)               489,441(3)       230,096(4)    1.65

Golden Eagle Partners        70,506                    5,000           65,506         *
---------------------------------------------------------------------------------------------

 *    Less than 1%.
(1)   Assumes the sale of all Shares.

(2)   Represents shares of Common Stock beneficially owned by Advantage.

      No holder of warrants issued on conversion of shares of Series A Convertible Preferred Stock ("Series A Warrants") or of the warrants to purchase 489,441 shares of Common Stock issued in connection with the Waiver Agreement entered into by and between the Company and Advantage on September 22, 1998 ("New Warrants") is entitled to receive shares of Common Stock on exercise of such warrants to the extent that the sum of
      (1) the shares of Common Stock owned by such holder and its affiliates and
      (2) the shares of Common Stock issuable on exercise of the Series A Warrants and the New Warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership of Advantage for this purpose is determined in accordance with Section 13(d) of the Exchange Act, excluding shares of Common Stock so owned through ownership of unexercised Series A Warrants or New Warrants. Absent the 4.9% limitation on beneficial ownership described above, under Section 13(d) of the Exchange Act Advantage would hold 85,961 shares of Common Stock and warrants to purchase 633,576 shares of Common Stock. Accordingly, the number listed in the table above does not include 22,769 shares of Common Stock as a result of the application of the ownership limitation. Does not include shares of Common Stock issuable on conversion of shares of Series A Convertible Preferred Stock as, on November 20, 1998, V-ONE redeemed all of the 2,462 outstanding shares of Series A Convertible Preferred Stock held by Advantage for $3,200,600 in the aggregate.

(3) Represents warrants to purchase 389,441 shares of Common Stock at an exercise price of $4.77 per share and warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.125 per share. These warrants expire on September 21, 2003.

(4)   Represents  shares  of  Common  Stock   beneficially  owned  by  Advantage
      subsequent to the Offering,  assuming the sale of all 489,441 shares.

                                 USE OF PROCEEDS

      There will be no proceeds to V-ONE from the sale of the Shares by the Selling Stockholders. Any proceeds from the sales of Common Stock received by the Selling Stockholders will be retained by the Selling Stockholders. However, a warrantholder may choose to exercise warrants to purchase common stock in order to sell such common stock pursuant to this offering. If a warrantholder pays the exercise price for warrants to purchase common stock with cash instead of shares of common stock, V-ONE will receive cash proceeds from the exercise of such warrants (approximately $2.1 million). V-ONE expects to use these proceeds for general corporate purposes. There can be no assurance that any of these warrants will be exercised. See "Selling Stockholders."

      V-ONE will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the Selling Stockholders. Such expenses are estimated to be approximately $65,000. V-ONE has also agreed to indemnify Advantage and certain related persons against certain liabilities, including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

      The Shares are being offered on behalf of the Selling Stockholders, and V-ONE will not receive any proceeds from this offering. See "Use of Proceeds." The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

      The distribution of the Shares may be effected in one or more of the following methods: (1) ordinary brokers' transactions, which may include long or short sales; (2) transactions involving cross or block trades or otherwise on the Nasdaq National Market or on any other stock exchange or trading facility on which the Common Stock may be trading; (3) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (4) "at the market" to or through market makers or into an existing market for the Common Stock; (5) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (6) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or
(7) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

      In addition, the Selling Stockholders may, from time to time, sell short the Common Stock of V-ONE. In such instances, this Prospectus may be delivered in connection with such short sales and the Shares may be used to cover such short sales. Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

      From time to time the Selling Stockholders may transfer, pledge, donate or assign their Shares to lenders, family members and others and each of such persons upon acquiring the Shares will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Shares beneficially owned by the Selling Stockholders who so transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder. If V-ONE is notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

      Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      Neither V-ONE nor any Selling Stockholder can presently estimate the amount of such compensation. V-ONE knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to V-ONE's Common Stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

      At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of the Selling Stockholders and any underwriters, dealers or agents, the purchase price paid by an underwriter for the Shares purchased from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

      In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      V-ONE is authorized to issue up to 33,333,333 shares of Common Stock, $0.001 par value, and 13,333,333 shares of Preferred Stock, $0.001 par value.

      The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete. It is subject to, and qualified in its entirety by, the provisions of V-ONE's Restated Certificate of Incorporation and Restated Bylaws, and by the provisions of applicable law.

COMMON STOCK

      As of November 18, 1998, there were 13,935,379 shares of Common Stock outstanding that were held of record by approximately 2,000 shareholders.

      The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights to subscribe for any of V-ONE's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

      V-ONE's Board of Directors has the authority to issue up to 13,333,333 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of V-ONE.

                                  LEGAL MATTERS

      Certain legal matters with respect to the issuance of the shares of Common Stock offered hereby will be passed upon for V-ONE by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036.

                                     EXPERTS

      The balance sheets as of December 31, 1996 and 1997, and the statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by V-ONE. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                            ------------------------


                                TABLE OF CONTENTS

                                        PAGE

V-ONE....................................2
Risk Factors.............................2
Where You Can Find More Information.....10
Incorporation of Certain Documents by
   Reference............................10
Selling Stockholders....................11
Use of Proceeds.........................13
Plan of Distribution....................13
Description of Capital Stock............14
Legal Matters...........................15
Experts.................................15









                                 494,441 Shares










                                V-ONE CORPORATION








                                  COMMON STOCK







                                ----------------

                                   PROSPECTUS
                                ----------------








                               _____________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred by VONE Corporation (the "Company") in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

            SEC registration fee...................... $      405.98

            Printing and engraving expenses...........      5,000.00

            Legal fees and expenses ..................     40,000.00

            Accounting fees and expenses..............     15,000.00

            Miscellaneous fees and expenses...........      4,594.02
                                                       -------------
Total.................................................   $ 65,000.00*
                                                       =============
*  Estimated

Item 15.    Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

      Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer, employee or agent (including each former director, officer, employee or agent) of the Company who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

      Article VI, Section 6.1 of the Company's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he/she is or was a Director, officer, agent or employee of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no Director shall be indemnified nor held harmless in violation of the provisions set forth in the Company's Amended and Restated Certificate of Incorporation; and no Director, officer, agent or employee shall be indemnified nor held harmless by the Company unless:

       (i) In the case of conduct in his/her official capacity with the Company, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interest of the Company;

       (ii) In all other cases, his/her conduct was at least not opposed to the best interests of the Company nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by the Company; and

       (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

Exhibit 16. Exhibits.

       Number        Description of Exhibit
       ------        ----------------------

       5             Opinion of Kirkpatrick & Lockhart LLP

       23.1          Consent of PricewaterhouseCoopers LLP

       23.2          Consent of Kirkpatrick & Lockhart LLP (included in
                     Exhibit 5)
       24            Power of Attorney (see page II-5)

---------------------

Exhibit 17. Undertakings.

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on this 20th day of November, 1998.

                                    V-ONE CORPORATION


                                    By:    /s/ David D. Dawson
                                           -------------------
                                           David D. Dawson
                                           President and Chief Executive Officer

      Know all men by these presents, that each person whose signature appears below constitutes and appoints David D. Dawson and Charles B. Griffis, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, thereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                          TITLE                           DATE
----                          -----                           ----

/s/ David D. Dawson
----------------------
David D. Dawson               Chairman of the Board,          November 20, 1998
                              President, Chief Executive
                              Officer
                              and Director

/s/ Charles B. Griffis
----------------------
Charles B. Griffis            Senior Vice President,          November 20, 1998
                              Chief Financial Officer and
                              Treasurer
                              (Principal Financial Officer)

/s/ Mark R. Fields
----------------------
Mark R. Fields                Controller
                              (Principal Accounting Officer)  November 20, 1998

NAME                          TITLE                           DATE
----                          -----                           ----


/s/ James F. Chen
---------------------
James F. Chen                 Director                        November 20, 1998

/s/ Charles C. Chen
----------------------
Charles C. Chen               Director                        November 20, 1998

/s/ A.L. Giannopolous
----------------------
A.L. Giannopolous             Director                        November 20, 1998

/s/ William E. Odom
----------------------
William E. Odom               Director                        November 20, 1998

                                  EXHIBIT INDEX


       NUMBER        DESCRIPTION OF EXHIBIT
       ------        ----------------------
       5             Opinion of Kirkpatrick & Lockhart LLP
       23.1          Consent of PricewaterhouseCoopers LLP
       23.2          Consent of Kirkpatrick & Lockhart LLP (included in
                     Exhibit 5)
       24            Power of Attorney (see page II-5)